Exhibit 99.1
Ever-Glory Reports Third Quarter 2010 Financial Results

Third Quarter 2010 Highlights

- Net sales increased 28.1% to $31.9 million

- Gross profit increased 37.1% to $6.4 million
NANJING, China, Nov. 12, 2010 /PRNewswire-Asia-FirstCall/ — Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the third quarter ended September 30, 2010.
During the third quarter of 2010, net sales increased 28.1% to $31.9 million compared to $24.9 million in the third quarter of 2009. The increase in our sales was primarily attributable to increased sales in our retail business and wholesale business in China.
Sales generated from the Company's wholesale business increased 14.8% to $25.6 million, compared to $22.3 million in the third quarter of 2009. This increase was primarily due to the increased orders from the Chinese, European (excluding UK) and Japanese customers.
Retail sales from LA GO GO, the Company's branded retail division, increased 141.3% to $6.3 million, compared to $2.6 million in the third quarter of 2009. This increase was primarily due to the increase of same store sales and new stores opened. As of September 30, 2010, the Company had 214 LA GO GO retail stores and as of today, the Company has approximately 250 LA GO GO retail stores. We expect to open an additional 30-40 stores before the end of the year.
In the third quarter of 2010, gross profit was $6.4 million, an increase of 37.1% compared to the same period in 2009. Gross margin increased 1.3% to 19.9% in the third quarter of 2010, compared to 18.6% in the third quarter of 2009. The increase was due to the increased retail sales which has a higher gross margin and whose percentage in our overall sales increased.
"In the third quarter of 2010, sales of our wholesale and retail business both increased." commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory. " We are especially encouraged by our retail business's strong performance. Sales generated from our retail business increased considerably in the third quarter of 2010, which demonstrates the strong momentum we have with our retail strategy. We opened 21 new LA GO GO stores in the third quarter of 2010 and had a total of 214 LA GO GO stores in China as of September 30, 2010. As of today, we have approximately 250 LA GO GO stores. "
Mr. Kang continued, "We plan to continue to develop LA GO GO through perfecting design styles and improving our store management efficiency. We are confident that we can strengthen and enhance same-store sales, and further expand LA GO GO's presence in China, in order to lay a foundation for organic growth."
Selling expenses increased 108.0% to $2.3 million in the third quarter of 2010 from $1.1 million in the third quarter of 2009. The increase was attributable to an increase in salaries for the increased retail staff, as well as the increased store decoration and marketing expenses associated with the promotion of LA GO GO brand. General and administrative expenses increased 60.1% to $2.5 million in the third quarter of 2010 from $1.6 million in the third quarter of 2009. The increase was attributable to the increased payroll for additional management, design and marketing staff as a result of our business expansion.
Income from operations for the third quarter of 2010 decreased 20.6% to $1.6 million, or 4.9% of total sales, compared to $2.0 million, or 7.9% of total sales, in the third quarter of 2009. The decrease was mainly due to the increased selling, general and administrative expenses.

For the third quarter of 2010, net income attributable to the Company was $1.83 million or $0.12 per diluted share, an increase of 1.8% from $1.79 million, or $0.13 per diluted share for the same period of 2009. Net income attributable to the Company for the third quarter of 2010 includes $621,600 of non-cash gains related to the change in fair value of derivative liabilities, compared to approximately $143,000 of non-cash expenses related to the change in fair value of derivative liabilities in the third quarter of 2009.
Balance Sheet and Cash Flow
As of September 30, 2010, the Company had approximately $3.0 million of cash and cash equivalents, compared to approximately $3.6 million as of December 31, 2009. Ever-Glory had working capital of approximately $22.5 million as of September 30, 2010, and outstanding bank loans of approximately $13.1 million as of September 30, 2010.
Business Outlook
For the fourth quarter of 2010, the Company anticipates total net sales of $40 to $60 million and net income of $1.9 to $2.9 million. For full year 2010, the Company anticipates total net sales between $121 and $141 million and net income between $5.5 and $6.5 million. The full year revenue forecast is comprised of $95 to $110 million in expected wholesale revenue and $26 to $31 million in expected revenue from retail.
Conference Call
The Company will hold a conference call today at 8:00 a.m. Eastern Time which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, and Jason Jiansong Wang, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-4832 and referring to the confirmation code 7149643. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com .
A replay of the call will be available from 11:00 a.m. November 12, 2010 through November 19, 2010 Eastern Time by calling # 1-858-384-5517; pin number: 7149643.
About Ever-Glory International Group, Inc.
Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."
Safe Harbor Statement
Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

NET SALES
Related parties	$-	$66,221	$-	$75,572
Third parties	31,935,974	24,870,500	81,178,018	66,494,465
Total net sales	31,935,974	24,936,721	81,178,018	66,570,037

COST OF SALES
Related parties	-	38,281	-	47,294
Third parties	25,583,832	20,264,735	64,888,871	52,667,322
Total cost of sales	25,583,832	20,303,016	64,888,871	52,714,616

GROSS PROFIT	6,352,142	4,633,705	16,289,147	13,855,421

OPERATING EXPENSES
Selling expenses	2,283,606	1,097,840	6,032,491	2,903,655
General and administrative expenses	2,501,565	1,562,382	6,160,865	5,707,786
Total Operating Expenses	4,785,171	2,660,222	12,193,356	8,611,441

INCOME FROM OPERATIONS	1,566,971	1,973,483	4,095,791	5,243,980

OTHER INCOME (EXPENSES)
Interest income	11,802	180,089	105,549	445,117
Interest expense	(93,470)	(94,016)	(326,290)	(332,900)
Change in fair value of derivative liability	621,600	(143,000)	692,800	(725,000)
Other income	4,076	269	36,870	45,252
Gain on sale of investment	-	-	346,188	-
Total Other Income (Expenses)	544,008	(56,658)	855,117	(567,531)

INCOME BEFORE INCOME TAX EXPENSE	2,110,979	1,916,825	4,950,908	4,676,449

INCOME TAX EXPENSE	(284,914)	(130,479)	(689,694)	(692,206)

NET INCOME	1,826,065	1,786,346	4,261,214	3,984,243

ADD(LESS): NET LOSS(INCOME) ATTRIBUTABLE TO THE NONCONTROLING INTEREST	-	7,552	(58,701)	25,011

NET INCOME ATTRIBUTABLE TO THE COMPANY	$1,826,065	$1,793,898	$4,202,513	$4,009,254

NET INCOME	$1,826,065	$1,786,346	$4,261,214	$3,984,243

Foreign currency translation gain (loss)	575,350	46,364	747,798	(36,947)
COMPREHENSIVE INCOME	2,401,415	1,832,710	5,009,012	3,947,296

COMPREHENSIVE (INCOME) LOSS ATTRIBUTABLE TO THE NONCONTROLING INTEREST	-	(6,752)	(58,721)	8,749

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$2,401,415	$1,825,958	$4,950,291	$3,956,045

EARNINGS PER SHARE
Attributable to the Company's common stockholders
Basic	$0.12	$0.13	$0.29	$0.30
Diluted	$0.12	$0.13	$0.29	$0.30
Weighted average number of shares outstanding
Basic	14,750,294	13,558,326	14,734,919	13,546,116
Diluted	14,750,294	13,558,326	14,734,919	13,546,116